EXHIBIT 10-A

ABOVE AND BEYOND

Officer Level

CONTENTS

INTRODUCTION	Page 3

EXECUTIVE PERQUISITES - OFFICER LEVEL

Introduction	Page 3
Annual Allowance	Page 4
Home Computers and Accessories	Page 4
Home Office Equipment	Page 4
Office Furnishings	Page 4
Home Maintenance Services	Page 5
Legal, Financial, or Income Tax Counseling	Page 5
Personal Excess Liability Insurance	Page 5
Spousal Life or Disability Insurance	Page 6
Physical Fitness, Tennis, or Athletic Club Dues and Fees	Page 6
Physical Fitness Equipment	Page 6
Sporting / Recreation Equipment and Fees	Page 6
Business Air Travel for Accompanying Spouse / Children	Page 6
Performing Arts / Cultural and Sporting Events	Page 7
Business or University Club Memberships	Page 7
Club Memberships (Social, Golf, Yacht, etc.)	Page 7
In-Town Parking	Page 7
Automobile or Home Security System	Page 7
Automobile Leasing / Purchase / Insurance	Page 8
Cellular / Mobile Phones	Page 8
Educational Course Work	Page 8
Pet Care	Page 8

EXECUTIVE BENEFITS - OFFICER LEVEL

Introduction	Page 9
Vacation	Page 9
Medical-Annual Physical Examination	Page 9
Travel Accident Insurance	Page 10
Long Term Disability	Page 10
Death-in-Service Benefit	Page 11
Death-in-Retirement Benefit	Page 11
Life Insurance During Retirement	Page 12

TAX CONSIDERATIONS

Executive Benefits	Page 13
Travel Accident	Page 13
Long Term Disability	Page 13
Death-in-Service Benefit	Page 13
Death-in-Retirement Benefit	Page 13
Life Insurance During Retirement	Page 13
Executive Perquisites	Page 14

June 2004

CONTENTS

ADMINISTRATION

Eligibility	Page 15
Plan Administration	Page 15
Term of Plan	Page 15
Annual Allowance	Page 15
Reimbursement Procedure	Page 16
Timing Of Reimbursement Submissions	Page 16
New Participants	Page 17
Promotion	Page 17
Termination of Employment	Page 18
For More Information	Page 18

June 2004

INTRODUCTION

The Above and Beyond Plan encompasses two areas:

1. EXECUTIVE PERQUISITES

An annual allowance for executive perquisites including:

•	Home Computers and Accessories

•	Home Office Equipment

•	Office Furnishings

•	Home Maintenance Services

•	Legal, Financial, or Income Tax Counseling

•	Personal Excess Liability Insurance

•	Spousal Life or Disability Insurance

•	Physical Fitness, Tennis, or Athletic Club Dues and Fees

•	Physical Fitness Equipment

•	Sporting / Recreation Equipment and Fees

•	Business Air Travel for Accompanying Spouse / Children

•	Performing Arts / Cultural and Sporting Events

•	Business or University Club Memberships

•	Club Memberships (Social, Golf, Yacht, etc.)

•	In-Town Parking

•	Automobile or Home Security System

•	Automobile Leasing / Purchase / Premiums

•	Cellular / Mobile Phones

•	Educational Course Work

•	Educational Course Work

•	Pet Care

2. EXECUTIVE BENEFITS - OFFICER LEVEL

The program provides enhancements or additions to the following benefit areas:

•	Vacation

•	Medical - Annual Physical Examination

•	Travel Accident Insurance

•	Long Term Disability

•	Death-in-Service Benefit

•	Death-in-Retirement Benefit

•	Life Insurance During Retirement

June 2004

EXECUTIVE PERQUISITES - OFFICER LEVEL

This portion of the Above and Beyond Plan is designed to afford you optimal flexibility in creating your own personalized program. You are eligible for an annual allowance of $11,500 from which the cost of certain perquisites will be reimbursed to you less applicable income taxes. The perquisite menu is designed to provide items and services to help improve your effectiveness at Colgate and to contribute positively to your personal and family life.

This booklet outlines the menu of items and services from which you may build the plan most valuable to you and your family.

HOME COMPUTERS AND ACCESSORIES

You can purchase a home computer, additional hardware or software, maintenance contracts, and accessories for a new or existing home computer.

Due to the high cost of home computers, if your allowance in the purchase year does not cover the purchase price, the remaining expense can be submitted for reimbursement during the next plan year.

HOME OFFICE EQUIPMENT

The Company recognizes that you may be called upon to work at home on occasion. You may submit expenses for items such as a desk, file cabinet, computer furniture, answering machine, fax machine, or copy machine for your home office. Maintenance contracts required on fax or copy machines are also covered.

OFFICE FURNISHINGS

To recognize the long hours spent in the office required by the responsibilities of your position, you may submit costs incurred for such personally selected furnishings as artwork, desk accessories and similar items. Insurance coverage for valuable items is your personal responsibility.

June 2004

HOME MAINTENANCE SERVICES

Routine household chores can consume precious personal and family time. Consequently, you may submit costs incurred for such recurring home maintenance services as housekeeping, house painting and washing, items purchased for lawn and garden, snow removal, swimming pool care, landscaping, gutter cleaning, chimney sweeping, and similar upkeep performed at your residence. Capital improvements or items typically “contracted for” such as roofing, siding, sprinkler systems, etc. are considered non-covered expenses.

LEGAL, FINANCIAL, OR INCOME TAX COUNSELING

Expenses associated with counseling from a reputable firm or individual pertaining to financial, estate, tax or legal matters and the preparation of tax returns are reimbursable. This also includes will preparation for yourself and members of your immediate family. The Company will not recognize statements for services rendered from employees of the Company, nor from relatives of the participating executive. Of course, this service is not available to pay fees incurred in any action in which your interest is contradictory to the Company’s.

Due to the potential high cost associated with such services, if your allowance in the year services are rendered does not cover the expense incurred, the remaining expense can be submitted for reimbursement during the next plan year.

PERSONAL EXCESS LIABILITY INSURANCE

You may submit premiums for personal excess liability insurance for reimbursement. This is insurance which provides against catastrophic liability claims and is often referred to as “personal umbrella”, “personal excess”, or “personal catastrophe liability insurance”. Such policies are intended to provide an added layer of liability coverage (usually in multiples of $1 million) to normal insurance policies and do not begin to pay until the limits of the normal policies have been exhausted. You can purchase excess liability insurance through your insurance broker to meet your personal needs.

June 2004

SPOUSAL LIFE OR DISABILITY INSURANCE

You may submit premiums for spousal life or disability insurance for reimbursement, other than your share of the premium for dependent coverage offered in the Colgate flexible benefits program.

PHYSICAL FITNESS, TENNIS, OR ATHLETIC CLUB DUES AND FEES

You may submit expenses associated with annual membership dues for tennis, swimming, squash or racquetball clubs, or local YMCA-YWCA’s or other fitness centers for yourself or your family. Non-equity initiation fees and related annual fees, e.g., locker fee or seasonal court rental, and personal trainer fees are also included. Incidental costs are your personal responsibility.

PHYSICAL FITNESS EQUIPMENT

As an adjunct to the menu item of “Physical Fitness, Tennis, or Athletic Club Dues and Fees”, expenses for the purchase of exercise equipment for use at your home are covered. This includes weight lifting systems, rowing or skiing machines, exercise bikes, instructional videos, and similar fitness equipment. Expenses for running shoes or safety equipment associated directly with the use of Physical Fitness Equipment are also covered.

SPORTING / RECREATION EQUIPMENT AND FEES

To encourage participation in activities which you and your family find helpful in reducing stress (such as fishing, boating, hiking, golf, bicycling, running, yoga, or playing an instrument / any number of team sports), the purchase of equipment, specialized clothing and safety equipment associated with the activity is covered under the plan. Music lessons as well as lessons such as golf, tennis, self-defense are also covered expenses.

BUSINESS AIR TRAVEL FOR ACCOMPANYING SPOUSE / CHILDREN

If you choose to have your spouse or children accompany you on an approved business trip, their associated airfare may be submitted for reimbursement.

June 2004

PERFORMING ARTS / CULTURAL AND SPORTING EVENTS

You may submit the actual cost of tickets or subscriptions to the theater, opera, ballet, museums, musical concerts and cultural or sporting events incurred by you or your immediate family. You may also submit the cost of movie tickets and videos (purchase or rental) for reimbursement.

BUSINESS OR UNIVERSITY CLUB MEMBERSHIPS

You may submit annual dues for luncheon clubs sponsored by, or affiliated with, professional or alumni organizations for reimbursement. Incidental costs are your personal responsibility.

CLUB MEMBERSHIPS

You can use your annual allowance towards membership in a country club, golf or yacht club or sporting club (e.g., a soccer club). The allowance can be used to pay non-equity initiation fees, annual dues and related annual fees such as boat slip fees, greens fees, annual locker rental or golf club storage. Incidental charges for meals, drinks, or purchases of miscellaneous items from the club are not covered.

IN-TOWN PARKING

You can rent a parking space near the office on an annual, monthly, or daily basis and submit the charges for reimbursement.

AUTOMOBILE OR HOME SECURITY SYSTEM

Expenses associated with the installation of any electrical or mechanical alarm system for your automobile or home to provide additional security for you and your family are reimbursable. On-going system maintenance fees are also reimbursable.

June 2004

AUTOMOBILE LEASING / PURCHASE / INSURANCE

You may lease or purchase a car and submit the costs and associated fees for reimbursement. You may also submit your automobile insurance premiums for reimbursement.

CELLULAR / MOBILE PHONES

You may submit expenses for the purchase, installation and repair of a cellular or mobile telephone and associated monthly service charges. Personal usage costs are your responsibility and are not covered.

EDUCATIONAL COURSE WORK

Reimbursement of tuition, books, and fees for educational courses not related to your work for you or your family is allowable. For instance, adult education courses offered at local community colleges are covered. However, all expenses associated with the formal education of your children (including preschool) are specifically excluded (e.g., tuition, books, room and board, etc.).

PET CARE

Fees associated with grooming and boarding your pets are covered expenses. Costs for a pet walking/sitting service are also covered as well as Veterinarian fees/visits.

June 2004

EXECUTIVE BENEFITS - OFFICER LEVEL

The Officer Level Executive Benefits Program provides benefits above and beyond Colgate’s regular benefits program. In some cases, these are additional benefits; in other cases, they supplement or replace existing benefits you enjoy as a salaried Colgate employee. These executive benefits recognize the extra effort you and your family make in contributing to Colgate’s success.

Please note, this section provides a summary of your executive benefits. It is not intended to answer all your questions. Please contact your Human Resources representative for further clarification.

The Company pays the full cost of all executive benefits except for post-retirement life insurance, which you may elect to purchase through utilization of a special Retiree Insurance Account established in your name. You do not need to complete any enrollment forms as these benefits are provided automatically.

VACATION

Executives in the Colgate Above and Beyond Plan are eligible for vacation above and beyond normal Company policy. As a participant at the Officer Level, a minimum of four weeks’ vacation is available to you. Of course, this does not limit additional vacation earned through length of service with the Company. In addition, you may utilize the regular Vacation Exchange Options provided under the flexible benefits program to buy or sell additional vacation days.

MEDICAL - ANNUAL PHYSICAL EXAMINATION

The Company is concerned about you maintaining your good health and therefore provides an annual comprehensive physical examination to facilitate early detection and correction of medical conditions. The Company has contracted with a third-party medical service to provide this exam. If you choose to use your own personal physician, the Company will cover expenses up to the cost of the Company provided physical. Results are confidential and solely for your benefit.

June 2004

TRAVEL ACCIDENT INSURANCE

Generally, Colgate’s regular Travel Accident Insurance Plan provides benefits if you die or are dismembered while traveling on business.

Under the Executive Benefits Program, these benefits are extended to you 24 hours a day, throughout the year. This means you are covered for accidental death or dismemberment under any circumstances.

As a member of the Program, you are eligible for benefits from this Plan equal to three times your recognized earnings, up to a maximum of $750,000 of coverage. This represents an additional $250,000 over the regular travel accident maximum otherwise available to salaried employees.

LONG TERM DISABILITY

The Salaried Disability Plan provides income protection if you become ill or injured and are unable to work for a long period of time. The first 26 weeks of disability are covered under the Short Term Disability Plan. The Long Term Disability (LTD) Plan provides benefits if your disability lasts beyond 26 weeks.

The regular LTD Plan covers your Recognized Earnings (RE) up to a limit ($300,000 effective 1/1/02). Under the Executive Benefits Program, we cover your RE above that limit. Your amount of benefit is the 50% or 60% level you elected under the regular LTD Plan. However, if you elected 70% under the regular plan, your Executive benefit is provided at the 60% level.

You make normal contributions for regular LTD coverage up to the RE limit ($300,000 effective 1/1/02). However, there is no cost to you for the coverage provided under the Executive Benefits Program above the limit.

June 2004

DEATH-IN-SERVICE BENEFIT

If you die while actively employed with the Company, your eligible survivors are entitled to a monthly annuity. Your spouse will receive a monthly benefit equal to 20% of your monthly Recognized Earnings at the time of your death. This benefit is payable to your spouse and continues until you would have been age 65. If your spouse is not living and your dependent children are under age 23, the benefit is paid to them until they reach age 23, or until you would have been age 65 — whichever comes first.

This benefit is in addition to life insurance benefits and the Spouse’s Benefits available through the Employees’ Retirement Income Plan.

DEATH-IN-RETIREMENT BENEFIT

[Note: This feature will not be applicable to those retirees who elect to receive a lump sum payment of their Personal Retirement Account (PRA) .] This special feature of the Officer Level Executive Benefits Program provides additional monthly income to your spouse if you die during retirement. Through this feature, your spouse would receive a monthly pension equal to 25% of your normal monthly retirement benefit for life. However, this benefit is only payable if you choose an annuity form of benefit under the regular Employees’ Retirement Income Plan. This is in addition to any other surviving spouse’s benefits payable under the regular retirement plan. However, in no event may your spouse’s total retirement income exceed 100% of your normal retirement benefit.

Eligibility requirements for this benefit are:

•	10 years of vesting service; and

•	you were married to your spouse for at least one year at the time of your retirement; and

•	you were married to the same spouse at the time of your retirement and your death, and

•	your spouse is your only designated beneficiary

June 2004

In addition, if your spouse is more than 60 months younger than you, your spouse’s benefit will be reduced 1/8 of 1% (.00125) per month for each month over 60 months that your spouse is younger than you.

This supplemental 25% benefit, which is not funded, is paid from the general assets of the Company.

LIFE INSURANCE DURING RETIREMENT

Under the Officer Executive Benefits Program, you are eligible for an increased amount of life insurance during retirement in lieu of the regular Company Life Insurance Plan provided you meet the eligibility requirements described below.

At retirement, if you have at least 10 years of service with Colgate and you have elected life insurance equal to at least two times your Group Life Earnings for each of the five years immediately preceding your retirement, you will qualify for a post-retirement life insurance benefit equal to one-half your recognized earnings, with a maximum coverage of $750,000. The amount of coverage remains constant throughout your retirement. In order to receive this coverage, you must purchase it with your Retiree Insurance Account (RIA) or other funds.

At retirement, if you have at least 10 years of service with Colgate but you have not elected life insurance coverage equal to at least two times your Group Life Earnings for each of the five years immediately preceding your retirement, you will eligible to purchase the non-contributory life insurance benefit of the regular Company Life Insurance Plan and the supplemental post retirement offered under the Officer Level Executive Benefits Program will not apply.

The amount you contribute toward the cost of such coverage is determined at the time of your retirement based on the value of your RIA and the value of your coverage. The methodology to determine this amount is the same as described in the regular Life Insurance Plan.

At retirement you will be requested to make an election if you wish to purchase this coverage.

June 2004

TAX CONSIDERATIONS

There are income tax considerations associated with certain executive benefits and perquisites. Below is a general explanation of the current tax law impact. However, you should consult your personal tax advisor to determine how these taxes may apply in your particular case.

EXECUTIVE BENEFITS

Under current income tax law, executive benefits are treated as follows:

•	Travel Accident

Benefits paid from this Plan are not taxable.

•	Long Term Disability

Ordinary income taxes are payable when LTD benefits are paid under the Officer Level Executive Benefit Plan. In addition, a portion of your regular plan LTD benefits may also be taxable.

•	Death-in-Service Benefit

This executive benefit is taxable as ordinary income when payments are received.

•	Death-in-Retirement Benefit

This executive benefit is taxable as ordinary income when payments are received.

•	Life Insurance During Retirement

Based on current income tax law, post-retirement life insurance coverage in excess of $50,000 may generate imputed income once you retire. You will receive a W-2 form from the payroll department each year for any such imputed income. However, benefits paid to your beneficiary would not be considered taxable income.

June 2004

EXECUTIVE PERQUISITES

It is important to note that all expenses reimbursed from the Plan will be taxed as regular income at supplemental rates for federal, state and local income tax purposes and will be included in your W-2 for the year in which the reimbursement is made.

When you receive reimbursement from the Plan, under current law, taxes will be withheld as follows:

•	25% federal income tax (supplemental rate)

•	state and local taxes, where applicable

•	FICA, if you have not satisfied the maximum

•	Medicare (1.45%)

For example, assume you live in New York (NYC non-resident) and join a health club that costs $1,000 in annual membership fees. When you submit your expenses under the Plan, taxes will be withheld from the $1,000 at the supplemental tax rates and you will be reimbursed $653.50 (assuming you have already satisfied your FICA obligation). Keep in mind, the full $1,000 is considered taxable income when you file your income tax return.

Note: Certain amounts may be deductible on your income tax return for the year in which you pay them. For example, the amount you pay for income tax preparation may be deductible, subject to certain deduction limitations.

June 2004

ADMINISTRATION

ELIGIBILITY

The Above and Beyond Plan applies to Colgate executives working in the United States who are assigned to EICP-eligible positions.

Regular part-time executives, assigned a continuous work schedule of at least 17.5 hours per week are eligible for a pro-rated portion of the annual allowance based on their part-time schedule versus a full-time schedule. However, part-time executives are NOT eligible for Executive Benefits.

PLAN ADMINISTRATION

The interpretation and administration of the Above and Beyond Plan is the sole responsibility of Global Compensation.

TERM OF PLAN

The original effective date of the Plan was January 1, 1986. This brochure reflects changes through June, 2004. Each calendar year is a Plan year. As with all Colgate benefit plans, the Company expects and intends to continue this Plan indefinitely, but reserves the right to end or amend it. If this Plan is terminated by the Company, any eligible requests for reimbursement received by the Plan Administrator prior to plan termination will be paid.

ANNUAL ALLOWANCE - OFFICER LEVEL

The allowance is an annual sum you can apply to the cost of approved menu items. The Company will reimburse you for items or services from the menu, up to your allowance maximum of $11,500. Applicable taxes will be withheld from your reimbursement at a supplemental rate, which may not reflect your total tax liability. (Please refer to the section “Tax Considerations” for further information.)

Eligible part-time participants’ allowances will be prorated based on their part-time schedule versus a full-time schedule.

Any portion of the allowance not utilized in a Plan year will not be carried forward or used for any other purpose.

The allowance is not considered in the calculation of your Recognized Earnings.

June 2004

REIMBURSEMENT PROCEDURE

Step 1.	You purchase an item or pay a fee for a service that appears on the menu.

Step 2.	Log on to Ourcolgate.com, select HR&You, Update Your Personal Information link and then log on with your ourColgate User ID and password.. If you have any questions, you can call the HR Information Center at x3500 or 1-888-98CPCARES.

Step 3.	Your allowance will be debited the gross cost of an approved menu item for which you submit documentation, up to the balance of your annual maximum.

Step 4.	You will receive reimbursement, less applicable withholding taxes.

Note: Any payment to you under the Above and Beyond Plan is for the sole purpose of reimbursing to you the expense, less withholding taxes, related to your use of approved menu items. If for any reason you receive a refund for any menu item or service after reimbursement, you are obliged to return that sum to the Company. Your allowance will be credited in that amount.

TIMING OF REIMBURSEMENT SUBMISSIONS

For your convenience, requests for reimbursement under the Plan are accepted at any time during the Plan year, and up to February 28 of the following year.

June 2004

NEW PARTICIPANTS

Employees who become eligible to enter the Above and Beyond Plan during a Plan year will participate on the following schedule:

Quarter Entering the Plan	Schedule of Benefits
First Quarter	Full allowance and supplemental vacation are available for the Plan year.

Second or Third Quarter	Allowance and supplemental vacation are prorated for the number of months in the Plan.

Fourth Quarter	Eligible employees will enter the Plan on January 1 of the next Plan year.

In all cases, participation in executive benefits will coincide with the actual date of eligibility.

PROMOTION

Current participants promoted to a position eligible for a higher level of Plan participation will enter the new level on the following schedule:

Quarter Promoted	Schedule of Benefits
First Quarter	Full plan year participation is based on the allowance for the new position.

Second or Third Quarter	The allowance is prorated for the number of months in each plan level.

Fourth Quarter	The participant will participate in the former Plan level for the remainder of the Plan year. The new allowance will be available January 1 of the next Plan year.

June 2004

TERMINATION OF EMPLOYMENT

Your executive perquisite allowance and Executive Benefits will cease on the date of termination. Except, upon retirement, your applicable executive benefits will continue.

FOR MORE INFORMATION

The Above and Beyond Plan is interpreted by the Global Compensation Department. Questions pertaining to the Plan should be directed to the HR Information Center at 1-888-98CPCARES

This publication was produced by the Global Compensation Department of Colgate-Palmolive Company – June 2004.

June 2004